Exhibit 10.62

EMPLOYMENT AGREEMENT

This Employment Agreement (hereinafter referred to as “Agreement”) is entered into by and between Perry Ellis International, Inc. (hereinafter referred to as the “Company”) and Mr. George Pita (hereinafter referred to as “Mr. Pita”).

WHEREAS, the Company desires to employ Mr. Pita in the capacity of Senior Vice President for Finance and Corporate Controller; and

WHEREAS, the Company and Mr. Pita desire to set forth in this Agreement all of the terms and conditions of said employment, and to establish a mechanism to resolve disputes relating to said employment;

NOW, THEREFORE, in consideration of the mutual promises and obligations contained in this Agreement, the Company and Mr. Pita agree as follows:

1. Effective Date and Term. This Agreement is effective as of May 1, 2004 (the “Effective Date”). This Agreement is for an indefinite term and can be terminated at any time by either party in accordance with the terms and conditions expressly set forth herein.

2. Duties and Responsibilities. The Company hereby employs Mr. Pita as Senior Vice President for Finance and Corporate Controller, with such powers and duties in those capacities as may be established from time to time by the Company in its discretion. Mr. Pita will report directly to the Chief Financial Officer of the Company. Mr. Pita will devote his entire time, attention and energies to the Company’s business. During his employment, Mr. Pita will not engage in any other business activities on his own behalf or for any other entity, other than for the exclusive benefit of the Company, regardless of whether such activity is pursued for profits, gains, or other pecuniary advantage. However, nothing in this Agreement shall prevent Mr. Pita from passively investing in business activities so long as such investments require no active participation by Mr. Pita, or from engaging in other charitable or civic activities so long as such activities do not do not detract from Mr. Pita’s job duties herein. Mr. Pita shall be based at the Company’s offices in Miami, Florida except for required travel on the Company’s business.

3. Compensation.

a. Base Salary. The Company promises to pay Mr. Pita an annualized base salary of Two Hundred, Twenty-Five Thousand Dollars ($225,000.00), less applicable deductions, payable in installments according to the Company’s normal payroll practices.

b. Management Incentive Program. In addition to the Base Salary described in Paragraph 3.a of this Agreement, the Mr. Pita shall be eligible to participate in the Company’s Management Incentive Program (hereinafter, “MIP”). The amount and method of payment of any compensation paid to Mr. Pita shall be determined in accordance with the applicable terms of the MIP.

c. Other Employee Benefits. Mr. Pita will be eligible to participate in any other group employee benefit plan that is generally available to all Company employees, so long as Mr. Pita meets the applicable eligibility requirements of individual benefit plan and subject to the terms and conditions of each benefit plan.

4. Inability to Perform Job Duties. In the event of Mr. Pita’s death, this Agreement and the Mr. Pita’s salary and other compensation shall automatically end and forfeit. If Mr. Pita becomes unable to perform his employment duties during the term of this Agreement for any reason, his compensation under this Agreement shall automatically end until such time as Mr. Pita becomes able to resume his job duties for the Company. In the event that Mr. Pita becomes unable, with or without a reasonable accommodation, to perform his employment duties for a cumulative period of greater than twelve (12) weeks within any span of twelve (12) months, this Agreement and Mr. Pita’s employment will be automatically terminated.

5. Termination By Company For Cause. The Company may terminate Mr. Pita’s employment “for cause” at any time. As used herein, “for cause” shall mean any one of the following:

•	The purposeful neglect by Mr. Pita of his job duties and responsibilities; or

•	Commission of any felony, excluding minor traffic offenses; or

•	Commission of any act of dishonesty involving the Company; or

•	Commission of an act materially and adversely affecting the reputation of the Company; or

•	Commission of a serious violation of any of the Company’s personnel policies, including but not limited to violations of the Company’s policies against any form of harassment.

In the event the Company terminates Mr. Pita’ employment for cause, Mr. Pita’s salary and other compensation shall automatically terminate and be forfeited and Mr. Pita shall be entitled to no other compensation in any form under this Agreement.

6. Termination Of Agreement By Company Without Cause. The Company may terminate Mr. Pita’s employment without cause at any time. In the event the Company terminates Mr. Pita’s employment without cause under this Paragraph 6, the Company will pay to Mr. Pita a severance payment in the gross amount of One Hundred Twelve Thousand, Five Hundred Dollars ($112,500.00), less applicable tax deductions. In order to receive the severance payment under this Paragraph 6, Mr. Pita must execute a waiver and general release of claims agreement in the form prescribed by the Company.

7. Termination Of Agreement By Mr. Pita. Mr. Pita may terminate his employment with the Company for any reason upon thirty (30) days prior written notice to the Company. Mr. Pita may be required to perform his job duties and will be paid his regular salary up to the date of the termination. At the option of the Company, the Company may require Mr. Pita to terminate employment upon the Company receiving said thirty (30) days’ notice from Mr. Pita. In such event, the Company will pay to Mr. Pita an amount equal to thirty (30) calendar days of his Base Salary. Mr. Pita will not be entitled to receive any other compensation or severance allowance under this Agreement.

8. Cooperation. Upon the termination of his employment for any reason, Mr. Pita agrees to cooperate with the Company in effecting a smooth transition of the management of the Company with respect to the duties and responsibilities that Mr. Pita performed for the Company. Further, after termination of his employment, Mr. Pita will furnish such information and proper assistance to the Company as it may reasonably require in connection with any prior business arrangements or legal matters in which Mr. Pita was involved, and any litigation to which the Company is or may become party.

9. Resolution of Disputes by Arbitration. Any claim or controversy that arises out of or relates to Mr. Pita’s employment, this Agreement, or the breach of this Agreement, will be resolved by arbitration in Miami-Dade County in accordance with the rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator may be entered in any court possessing jurisdiction over arbitration awards.

10. Adequate Consideration. Mr. Pita expressly agrees that the Company has provided adequate, reasonable consideration for the obligations imposed upon him in this Agreement.

11. Entire Agreement. Other than any agreement between Mr. Pita and the Company with regard to competition, trade secrets, confidential information or soliciting Company employees, this Agreement sets forth the entire agreement between the parties, and supersedes any prior agreements or understanding between the Company and Mr. Pita, except as otherwise expressly stated herein. This Agreement may be amended only in writing, signed by Mr. Pita and the Company’s President.

12. Limited Effect of Waiver By Company. If the Company waives a breach of any provision of this Agreement by Mr. Pita, that waiver will not operate or be construed as a waiver of later breaches by Mr. Pita.

13. Severability. If any provision of this Agreement is held invalid for any reason, such invalidity shall not affect the enforceability of the remainder of this Agreement. A judge or arbitrator, as the case may be, shall have the authority to reform any otherwise invalid or unenforceable provision of this Agreement in accordance with existing law then in effect.

14. Assumption of Agreement by Company’s Successors and Assigns. At the Company’s sole option, the Company’s rights and obligations under this Agreement will inure to the benefit and be binding upon the Company’s successors and assigns. Mr. Pita may not assign his rights and obligations under this Agreement.

15. Applicable Law. Mr. Pita and the Company agree that this Agreement shall be subject to, and enforceable under, the laws of the State of Florida.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement on September 28, 2004.

Perry Ellis International, Inc.		George Pita

By:	/s/ Timothy B. Page, CFO	/s/ George Pita

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